UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  August 6, 2013

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah	0-13316	87-0395567
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

6952 S. High Tech Drive Suite C, Salt Lake City, Utah 84047
(Address of principal executive offices, including zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.  Entry into a Material Definitive Agreement.

On August 6, 2013, Broadcast International, Inc. (the “Company”) entered into an Amendment to the Note and Warrant Purchase and Security Agreement and Senior Secured Convertible Notes (the “Amendment”) with nine individuals and six companies (“Holders”).  The principal amount of the Senior Secured Convertible Notes aggregate $3,450,000 (“Senior Notes”) and were originally due July 13, 2013.  The Amendment extends the Maturity Date of the Senior Notes from July 13, 2013 to October 31, 2013.

On August 8, 2013, the Company entered into a Conversion Agreement with one of its directors to convert his rights under an Accounts Receivable Purchase Agreement with the Company into a convertible note.  In that connection the individual had the right to receive $750,000 from the sale of accounts receivable and converted that right into a promissory note with a principal amount of $750,000 bearing interest at the rate of 12% per annum with all principal and accrued interest due and payable on October 31, 2013.  The note is convertible into common stock of the Company at the rate of $.25 per share at the option of the note holder.

The foregoing summary of the Amendment is not necessarily complete and is qualified in its entirety by reference to the complete text of the amendment which is included as an exhibit to this Current Report on Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Information regarding the Company’s obligations under the Amendment, as set forth in Item 1.01 above, is incorporated by reference in this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits:

10.1-	Amendment to Note and Warrant Purchase and Security Agreement and Senior Secured Convertible Promissory Notes.
10.2-	Consent to Convert Accounts Receivable Agreement.
10.3-	Senior Secured Convertible Promissory Note.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2013.

BROADCAST INTERNATIONAL, INC.
a Utah corporation

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	Chief Financial Officer

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